ASB Bancorp, Inc. Announces Date of 2014 Annual Meeting of Stockholders

ASHEVILLE, N.C., Feb. 10, 2014 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today that its annual meeting of stockholders will be held on Thursday, May 22, 2014.

(Logo: http://photos.prnewswire.com/prnh/20111031/CL96775LOGO )

ASB Bancorp is the parent company of Asheville Savings Bank, S.S.B., a North Carolina chartered stock savings bank with a community focus offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
ASB Bancorp, Inc.
(828) 254-7411